Exhibit 10.1

Exclusive License Agreement

between

The Regents of the University of California

and

OlFactor Laboratories, Inc.

for

Insect Repellant and Attractants

UC Case No. UC2009-334

UC2009-334   1/27/2010 Final

UC Case Number UC2009-334

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

OLFACTOR LABORATORIES, INC.

This license agreement ("Agreement") is entered into as of the last signatory date of the Agreement (the "Effective Date"), by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, represented by its Riverside campus having an address at University of California, Riverside, Office of the Vice Chancellor for Research, 200 University Office Building, Riverside, CA 92521, and OlFactor Laboratories, Inc., a Delaware corporation ("Licensee"), having a principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

RECITALS

Whereas, certain inventions are characterized as "Insect Repellant and Attractants" ("Invention"), were made by Anandasakar Ray et al. at the University of California, Riverside campus, and are claimed in Patent Rights, as defined below;

Whereas, the Invention was made under funding provided by the University of California, Riverside;

Whereas, Licensee is a "small entity" as defined in 37 CFR §1.27 and a "small business concern" as defined in 15 USC §632;

Whereas, the Licensee requested certain rights from The Regents to commercialize the Invention; and

Whereas, The Regents wishes to respond to the request of the Licensee by granting the following rights to the Licensee so that the products and other benefits derived from the Invention can be enjoyed by the general public.

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In consideration of the promises hereinafter set forth, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1. DEFINITIONS

A.	"Affiliate" of the Licensee means any entity that, directly or indirectly, Controls the Licensee, is Controlled by the Licensee, or is under common Control with the Licensee.

B.	"Control" means (i) having the actual, present capacity to elect a majority of the directors of such affiliate, (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors, or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

C.	Fair Market Value" means the amount that is charged for a Licensed Product in an arm's length transaction between the Licensee and an independent third party. In the event that the Licensee makes no arm's length Sales to independent third parties, then Fair Market Value will be calculated by comparing the market price charged for like products, sold in similar quantities, by the Licensee or others.

D	"Field of Use" means the use of the Licensed Products and the Licensed Methods for traps and chemical lures and for repellants for flying hematophagous dipteran insects. Any use of the Licensed Products for other than traps and chemical lures and repellants for flying hematophagous dipteran insects is expressly excluded from the Field of Use. This definition for Field of Use specifically excludes the use of the Licensed Products or Licensed Methods for repellants for non-flying hematophagous dipteran insects, methods for repelling non-flying hematophagous dipteran insects, or methodology for screening new lure or repellant compounds or their insect targets or methods for olfactory reactivity assessment which incorporate Euclidian distance screening methodology.

E.	"Licensed Method" means any process, method, or service of which the use or practice of such would infringe or contribute to or induce the infringement of any Valid Claims within Patent Rights.

F.	"Licensed Product" means all compositions of matter, the manufacture, use, Sale, offer for Sale, or import of which would infringe, or contribute to or induce the infringement of any Valid Claims within Patent Rights, or which would require the performance of the Licensed Method.

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G.	"Net Sales" means (a) the gross invoice price charged and the value of any other consideration owed to the Licensee for a Licensed Product, or (b) in those instances where the Licensed Product is combined in any manner with any other product, method, or service, the gross invoice price charged and the value of any other consideration owed to the Licensee for the combined product, method, or service, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product, and are identified separately on a bill or invoice:

i.	Allowances actually granted to customers for rejections, returns, or prompt payment and volume discounts;

ii.	Freight, transport packing, and insurance charges associated with transportation; and

iii.	Taxes, including Deductible Value-Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value-Added Tax or taxes assessed on income derived from Sales; "Deductible Value-Added Tax" means only the portion of the value-added tax that is actually incurred and is not reimbursable, refundable, or creditable under the tax authority of any country.

H.	"New Developments" means inventions and associated intellectual property which are not sufficiently supported by the specification of a patent or patent application within the Patent Rights to be claimed under Patent Rights.

I.	"Patent Rights" means The Regents' interest in the Valid Claims of the United States patents and patent applications, corresponding foreign patents and patent applications and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) based on the following:

"Insect Repellent and Attractants," filed on March 4, 2009, United States Patent Application Serial Number 12/398,164, assigned to The Regents (UC Case Number 2009-334).

This definition of Patent Rights excludes any rights in and to New Developments.

J.	"Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, "Sell" and "Sold" mean to make or have made a Sale. In the event that Licensed Products are exploited, consumed, or otherwise internally used by the Licensee or its Sublicensees, such act will be deemed a Sale.

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K.	"Valid Claim" means a claim of a patent application or patent that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, held unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim from which no further appeal has or may be taken.

2. GRANT

A.	Subject to the terms and conditions of this Agreement, including the rights reserved in Paragraph 2.13, The Regents hereby grants to the Licensee an exclusive license in the "Field of Use", including the right to sublicense pursuant to Article 3 (Sublicenses), under the Patent Rights to make, have made, use, Sell, offer for Sale, import Licensed Products, and to practice the Licensed Method in the United States and in other countries where The Regents may lawfully grant such licenses.

B.	Nothing in this Agreement will be deemed to limit the right of The Regents to make and use the Invention and practice the Patent Rights, including at all campuses within the University of California, and allow other educational and non-profit institutions to do so for educational and research purposes and to publish the results of any such research (collectively "Research Rights"); provided however, notwithstanding any other provision hereof, the Research Rights do not include purposes and uses which, in fact, do result in any product incorporating the Invention and Patent Rights where such product is sold or delivered for no consideration into any market beyond controlled studies in the exercise of educational and research activities of educational and nonprofit institutions.

C.	This Agreement will terminate immediately, without obligation to provide sixty (60) days' notice as set forth in Article 10, if Licensee files a claim including in any way the assertion that a portion of The Regents' Patent Rights is invalid or unenforceable where the filing is by the Licensee, a third party on behalf of the Licensee, or a third party at the urging of the Licensee.

D.	No assignment of Patent Rights shall be allowed under this Agreement to Licensee or to Sublicensees.

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3. SUBLICENSES

A.	The Regents also grant to the Licensee, so long as it retains exclusive rights under this Agreement, the right to issue Sublicenses ("Sublicenses") to Affiliates and third parties ("Sublicensees") under the rights and licenses granted to Licensee in Paragraph 2.A (with no right of the Sublicensees to further sublicense such rights to others) in the United States and in other countries where The Regents may lawfully grant such licenses. Affiliates shall have no licenses under the Patent Rights unless such Affiliates are granted a Sublicense. All Sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents under this Agreement other than those rights and obligations specified in Article 4 (License Fees) of this Agreement. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

B.	The Licensee will notify The Regents of each Sublicense granted hereunder and provide The Regents with a complete copy of each Sublicense within thirty (30) days of its execution.

C.	The Licensee will be responsible for paying to The Regents Earned Royalties, as specified in Article 5 (Royalties) based on Sales of Licensed Products by the Sublicensees. The Licensee will guarantee all consideration due The Regents based on Sublicensees's Sales. The Licensee will require Sublicensees to provide it with copies of all Progress Reports and royalty reports in accordance with the provisions herein, and the Licensee will collect and deliver to The Regents all such reports due from Sublicensees.

D.	In addition to the payment of Earned Royalties based on the Sale of Licensed Products by the Sublicensees, the Licensee will pay to The Regents Three percent (3%) of all Non-Royalty Consideration received by the Licensee in exchange for the grant of Sublicenses under Article 3. For purposes of this Paragraph 3.D, "Non-Royalty Consideration" means all non-royalty consideration received by the Licensee as consideration for the grant of a Sublicense, including fees, milestone payments, other payments, and the cash equivalent of non-cash consideration (e.g., stock, services, and equipment). This definition of Non-Royalty Consideration expressly excludes any royalty consideration received by the Licensee from a Sublicensee based on a percentage of the Sublicensee's Sales of Licensed Products, which such Sales are subject to Article 5 (Earned Royalties).

E.	Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all Sublicenses will be canceled or assigned to The Regents. In the event that The Regents accepts assignment of any Sublicense, The Regents will not be bound by any provisions of the Sublicense other than those rights and obligations contained in this Agreement. Moreover, The Regents will have the sole right to modify each such assigned Sublicense to include all of the rights of The Regents that are contained in this Agreement, including the payment of Earned Royalties directly to The Regents in accordance with Article 5 (Royalties).

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4. LICENSE FEES

A.	The Licensee will pay to The Regents a license issue fee of ten thousand Dollars ($10,000.00) within eight (8) months of the Effective Date of this Agreement.

B.	Subject to the approval of The Regent's Office of the President, as partial consideration for all the rights and licenses granted to the Licensee, within ninety (90) days from the Effective Date, the Licensee will provide and deliver to The Regents fully paid non-assessable shares of common stock of OlFactor Laboratories, Inc. , which shares will equal ten percent ( 10%) of all shares of its then-issued common stock. The stock transferred hereunder will be subject to the terms of a separate shareholder's agreement by and between The Regents and Licensee. If the transfer of equity is not approved by The Regents' Office of the President, the parties will negotiate an alternative and equivalent form of compensation.

C.	The fee set forth above is not refundable, not creditable, and not an advance against any fees, royalties, or other monies required to be paid under the terms of this Agreement.

5. ROYALTIES

A.	As further consideration for all the rights and licenses granted to the Licensee, the Licensee will pay to The Regents an earned royalty ("Earned Royalty") at the rate of three percent (3%) based on the Net Sales of Licensed Products on the earlier of eighteen (18) months from the Effective Date or when Licensee becomes cash flow positive (excluding capital expenditures).

B.	All Sales by the Licensee will be at Fair Market Value. In the event that the Licensee makes any Sales at below Fair Market Value, Earned Royalties due under this Article 5 will be paid on such Sales as if they had been made at Fair Market Value.

C.	Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when payment is received by the Licensee for the Licensed Products that are Sold, or otherwise exploited by the Licensee or a Sublicensee in a manner constituting Sale.

D.	Earned Royalties and other consideration payable to The Regents will be paid quarterly on or before the following dates of each calendar year:

●     February 28 for the calendar quarter ending December 31;

●     May 31 for the calendar quarter ending March 31;

●     August 31 for the calendar quarter ending June 30; and

●     November 30 for the calendar quarter ending September 30.

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E.	Each such payment will be for royalties that accrued up to the last day of the most recently completed calendar quarter.

F.	All consideration due The Regents will be payable in United States dollars.

G.	Earned Royalties and any other consideration accrued in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country. The Licensee also will be responsible for all bank transfer charges.

H.	In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision.

I.	If Sublicensee is sold, the Earned Royalty obligation to The Regents shall flow through to the purchaser of Sublicensee.

6. DUE DILIGENCE

A.	The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture, and Sale of Licensed Products and will diligently market the same and provide Licensed Products in quantities sufficient to meet the market demands therefor, as described in summary in Licensee's business plan (Exhibit A).

B.	The Licensee will obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, Sold, imported, or offered for Sale.

C.	Licensee acknowledges that the primary objective of The Regents with respect to the licenses granted hereby is to promote the development and marketing of Licensed Methods and Licensed Products for the public good. To this end, The Regents shall have the right to terminate this Agreement or convert the rights granted in Paragraph 2.A to non-exclusive licenses should Licensee fail to achieve the following development and commercialization objectives:

i.	OlFactor Laboratories. Inc. company formation and initiation of operations by June 2010;

ii.	Meet the following funding milestones by designated years after the Effective Date:

a. Milestone "Raise $750,000" by end of 2010;

b. Milestone "Raise additional $750,000" by end of 2011;

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iii.	Commence sales of Licensed Products in any country by September 2011;

iv.	Achieve Net Sales of these amounts in each designated year after the Effective Date, according to this timetable:

a. Net Sales of $ 370,000 in 2011;

b. Net Sales of $ 10,000,000 in 2012;

c. 6% annual increase in Net Sales over the prior year for 2013, 2014, and 2015;

v.	Identify regulatory requirements for insect lures or traps and initiate filings, as required; and

vi.	After 2013, use commercially reasonable efforts (and in no case may commercially reasonable include shelving the technology) to fill market demand for Licensed Products following commencement of Sales at any time during the term of this Agreement.

D.	To exercise the right to terminate this Agreement or reduce the licenses granted herein to non-exclusive for lack of diligence as set forth in Paragraphs 6.A and 6.C, The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency. If The Regents have not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days' notice as set forth in Article 10 or may automatically convert the licenses granted in Article 2 (Grant) to nonexclusive by giving written notice to the Licensee.

7. PROGRESS AND ROYALTY REPORTS

A.	Beginning at six (6) months after the Effective Date of this Agreement, and semiannually thereafter, the Licensee will submit to The Regents a progress report as described in Paragraph 7.B covering activities by the Licensee and its Sublicensees related to the commercialization of Licensed Products ("Progress Report") during the previous calendar year. This reporting requirement will remain in force until the commencement of Sale of each Licensed Product. If the Licensee fails to submit a timely Progress Report to The Regents, The Regents will be entitled to terminate this Agreement in accordance with Article 10. If either party terminates this Agreement before any Licensed Products are Sold or before this Agreement's expiration, a final Progress Report covering the period prior to termination must be submitted within thirty (30) days of termination.

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B.	The Progress Reports will summarize the Licensee's activities related to the testing and development of Licensed Products, the anticipated date at which diligence milestones will be met, and the activities of any Sublicensees, if any. The Progress Report will contain sufficient detail for The Regents to determine whether or not the Licensee has met its diligence obligations set forth in Article 6 (Due Diligence). Licensee will continue to provide Progress Reports to The Regents so long as Licensed Products are in development.

C.	After the first Sale of a Licensed Product, the Licensee will provide quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter (January through March, April through June, July through September, and October through December) and will show:

i.	the quantity of Licensed Products Sold by the Licensee and its Sublicensees during the most recently completed calendar quarter;

ii.	the Earned Royalties, in United States dollars, payable hereunder; and

iii.	the method used to calculate the Earned Royalty.

After the first royalty report, if no Sales of Licensed Products have been made during any calendar quarter, then a statement to this effect must be provided by the Licensee in the applicable quarter's royalty report.

8. BOOKS AND RECORDS

The Licensee will keep books and records accurately showing all payments due The Regents and all Licensed Products developed, manufactured, used, offered for Sale, imported, Sold, and/or otherwise exploited under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during regular business hours to determine their accuracy and assess the Licensee's compliance with the terms of this Agreement. The fees and expenses of performing the examination will be paid by The Regents. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered or any other material term of this Agreement is discovered to have been breached, the Licensee shall bear the cost of the examination. The Licensee shall remit any underpayment to The Regents within thirty (30) days of the examination results.

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9. LIFE OF THE AGREEMENT

A.	Unless otherwise terminated by operation of law, Paragraph 9.B, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

B.	This Agreement shall automatically terminate without the obligation to provide sixty (60) days' notice as set forth in Article 10 upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

C.	Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Article 4	License Fee
Article 8	Books and Records
Article 9	Life of the Agreement
Article 12	Disposition of Licensed Products upon Termination or Expiration
Article 13	Use of Names and Trademarks
Article 14	Limited Warranty
Article 15	Limitation of Liability
Article 19	Indemnification
Article 20	Notices
Article 22	Late Payments
Article 24	Governing Laws; Venue; Attorneys' Fees
Article 28	Confidentiality

D.	The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay consideration owed to the Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties and other consideration in accordance with Article 3, Article 4, Article 5, and Article 12.

10. TERMINATION BY THE REGENTS

If the Licensee should violate or fail to perform any term of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the date such notice takes effect, The Regents will have the right to immediately terminate this Agreement and the licenses hereunder by providing a written notice of termination ("Notice of Termination") to the Licensee.

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11. TERMINATION BY THE LICENSEE

The Licensee will have the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement will be effective sixty (60) days after the date such notice takes effect.

12. DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION OR EXPIRATION

A.	Upon termination of this Agreement, the Licensee may, for a period of one hundred and eighty(180) days, complete any partially made Licensed Products and Sell all Licensed Products made or partially made prior to the termination of the Agreement, provided, however, that the Sale of such Licensed Products will be subject to the terms of this Agreement including, but not limited to, the payment of Earned Royalties at the times provided herein and the rendering of royalty reports in connection therewith. The Licensee may not otherwise make or Sell Licensed Products after termination or expiration.

B.	If this Agreement was in force and applicable Patent Rights existed at the time of any making, Sale, offer for Sale, or import of a Licensed Product then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product at any later time. Otherwise, no Earned Royalties and other consideration shall be paid on the Sales of such product.

13. USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Unless consented to in writing by The Regents, the use by the Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity, or other promotional activities is expressly prohibited.

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14. LIMITED WARRANTY

A.	The Regents warrant to the Licensee that it has the lawful right to grant this license.

B.	Except as expressly set forth in Paragraph 14.A of this Agreement, the licenses and the associated Invention, Patent Rights, Licensed Products, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

C.	Nothing in this Agreement is or shall be construed as:

i.	a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

ii.	a warranty or representation that anything made, used, Sold, or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

iii.	an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18 (Patent Infringement); or

iv.	conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

v.	an obligation to furnish any New Developments, know-how, technology, or technological information not provided in Patent Rights.

15. LIMITATION OF LIABILITY

THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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16. PATENT PROSECUTION AND MAINTENANCE

A.	The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice who will take instructions solely from The Regents. The Regents will promptly provide the Licensee with copies of all relevant correspondence with applicable patent offices ("Correspondence") so that the Licensee will be informed of the continuing prosecution and may comment upon such Correspondence prior to deadlines for filing of responses, provided, however, that if the Licensee has not commented upon such Correspondence in reasonable time for The Regents to sufficiently consider the Licensee's comments, or if The Regents must act to preserve Patent Rights, The Regents will be free to respond without consideration of the Licensee's comments, if any.

B.	The Regents will use reasonable efforts to amend any patent application to include claims requested by the Licensee and required to protect the Licensed Products contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

C.	At the Licensee's request and at the Licensee's expense, The Regents will file, prosecute, and maintain foreign counterparts of the patent applications and patents included under Patent Rights, if available. In such event, the resulting applications and patents will be included in Patent Rights and will be subject to this Agreement. The Licensee must request that The Regents file foreign counterpart patent applications no later than ninety (90) days prior to the deadline for filing such applications. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from the Licensee to The Regents will be considered an election by the Licensee that The Regents not secure foreign Patent Rights. The Regents will have the right to file patent applications at its own expense in any country the Licensee has not included in its list of desired countries, and Licensee will have no rights thereunder.

D.	All costs of obtaining patentability opinions, preparing, filing, prosecuting, and maintaining patent applications and resulting patents specified under Patent Rights ("Patent Prosecution Costs") which occur at eight (8) months or later after the "Effective Date" of this Agreement will be borne by the Licensee. The costs of all interferences, oppositions, reexaminations, and reissues shall also be deemed to be Patent Prosecution Costs and also will be borne by the Licensee. The Licensee will reimburse The Regents for all Patent Prosecution Costs within thirty (30) days following receipt of an itemized invoice from The Regents for Patent Prosecution Costs. If either party terminates this Agreement, the Licensee will be responsible for all Patent Prosecution Costs incurred up to the effective date of termination of the Agreement.

E.	The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any particular patent application or patent under Patent Rights upon three (3)-months' written notice to The Regents. The Regents may continue prosecution and/or maintenance of such patent application or patent at its sole discretion and expense, provided, however, that the Licensee will have no further rights or licenses thereunder.

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F.	The Licensee will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first Sublicense granted to an entity that does not qualify as a small entity.

17. PATENT MARKING

The Licensee will mark all Licensed Products made, used, or Sold or otherwise exploited under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

18. PATENT INFRINGEMENT

A.	In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any Patent Rights, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). Neither The Regents (to the extent the Licensee has exclusive licenses) nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of Patent Rights without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee's right to initiate a suit against such infringer for infringement under Paragraph 18.B below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

B.	If infringing activity of potential commercial significance by the infringer has not abated within ninety (90) days of the Infringement Notice, the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents' prior written consent. If, in a suit initiated by the Licensee, The Regents are involuntarily joined, the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

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C.	If, within one hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not abated and the Licensee has not brought suit against the infringer, The Regents may institute suit against the infringer. If The Regents institutes such suit, the Licensee may not join such suit without The Regents' consent and may not otherwise commence suit against the infringer for acts of infringement that are the subject of The Regents' suit or any judgment rendered in that suit.

D.	Any recovery or settlement received in connection with suit initiated hereunder will first be shared by The Regents and the Licensee equally to cover the litigation costs each incurred. For purposes of this Agreement, "Net Recovery" means any recovery or settlement in excess of the litigation costs incurred by the Licensee and/or The Regents. In any suit filed by the Licensee or any suit filed jointly by the Licensee and The Regents, Net Recovery will be split among the parties in proportion to the litigation expenses incurred by each. In no event will The Regents receive less than ten (10%) of any Net Recovery. In any suit initiated by The Regents to which the Licensee is not a party, any Net Recovery will belong to solely to The Regents.

E.	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee. In no event may Licensee or The Regents admit liability or wrongdoing on behalf of the other party without the other party's prior written consent. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties). If The Regents and the Licensee initiate a joint suit against an infringer, the parties will cooperate with each other and agree upon a mutually acceptable course of action with respect to choice of counsel, litigation strategy, and the division of any costs and recovery.

F.	The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 18.

G.	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

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19. INDEMNIFICATION

A.	The Licensee will, and will require its Sublicensees to, indemnify, hold harmless, and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, and Licensed Methods contemplated thereunder) and their employers, and the officers, employees, and agents of any of the foregoing, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 19.A, The Regents and the Licensee will make good faith efforts to find mutually acceptable counsel. If such efforts are not successful then The Regents may retain counsel of its choice to represent it, and the Licensee will pay all expenses for such representation.

B.	The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

i.	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$500,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury	$500,000
General Aggregate	$1,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

ii.	Worker's Compensation as legally required in the jurisdiction in which the Licensee is doing business.

C.	The coverage and limits referred to in Subparagraphs 19.B.i and 19.B.ii above will not in any way limit the liability of the Licensee under this Article. Upon the execution of this Agreement the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

i.	provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

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ii.	indicate that The Regents has been endorsed as an additional insured under the coverage described above in Subparagraph 19.B.i; and

iii.	include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

D.	The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 19 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 19 (Indemnification).

E.	Licensee will not settle any claim against The Regents without The Regents' written consent, where (i) such settlement would include any admission of liability or admission of wrongdoing on the part of The Regents, (ii) such settlement would impose any restriction on The Regents' conduct of any of its activities, or (iii) such settlement would not include an unconditional release of The Regents from all liability for claims that are the subject matter of the settled claim.

20. NOTICES

Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

i.	on the date of delivery if delivered in person;

ii.	on the date of mailing if mailed by first-class certified mail, postage paid; or

iii.	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its address.

In the case of the Licensee:	OlFactor Laboratories, Inc. P.O. Box 5019 Riverside, CA 92517 Telephone: 951-786-9474 Attention: Amro Albanna

In the case of The Regents: (for notices)

Office of Technology Commercialization

University of California Riverside

University Office Building, Suite 200

Riverside, California 92521-0217

Telephone: (951) 827-5535

Facsimile: (951) 827-4883

Attention: Assistant Vice Chancellor

                  Technology Commercialization

Referring to: UC Case Number UC2009-334

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(for payments)

The Regents of the University of California

Office of Technology Transfer, Accounting

1111 Franklin Street, 5th Floor

Oakland, CA 94607

Attention: Chief Financial Officer

Referring to: UC Case Number: UC2009-334

21. ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents' prior written consent, except that this Agreement may be assigned by the Licensee to a party that acquires all, or substantially all, of the assets of Licensee or to the successor of Licensee in the event of a merger or acquisition of Licensee only: (1) upon Licensee's termination of all rights granted under this Agreement and (2) so long as the successor entity agrees in writing to be bound by the terms of this Agreement. The Licensee or successor entity must notify The Regents which entity is responsible for liability arising before the effective date of the assignment. In the absence of such a notification, the successor agrees to be liable for all liability arising before the effective date of the assignment. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

22. LATE PAYMENTS

In the event that payments owed to The Regents are not received when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of The Regents due to such late payment. Acceptance by The Regents of any late payment from the Licensee under this Article 22 will in no way affect the provision of Article 23 (Waiver) herein.

23. WAIVER

No waiver by either party of any breach or default of any of the duties, obligations, or agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

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24. GOVERNING LAWS; VENUE; ATTORNEYS' FEES

A.	THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any conflict of iaw rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

B.	Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

C.	The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys' fees in addition to its costs and necessary disbursements.

25. GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation either to be approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

26. COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale, or import of the Licensed Products, or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (LIAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold, or otherwise exploited.

27. FORCE MAJEURE

A.	Except for the Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; strike; and war.

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B.	Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.A for a period of one (1) year.

28. CONFIDENTIALITY

A.	The Licensee and The Regents will treat and maintain the other party's proprietary business, patent prosecution, and other proprietary information, the negotiated terms of this Agreement, Progress Reports, royalty reports, and Sublicenses ("Proprietary Information") in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement.

B.	The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of the Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 28. Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any Sublicense, and information regarding royalty income to the inventors, senior administrative officials employed by The Regents, and individual Regents. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 28.

C.	All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

D.	Nothing contained herein will restrict or impair in any way the right of the Licensee or The Regents to use or disclose any Proprietary Information:

i.	that recipient can demonstrate by written records was known to it prior to its disclosure by the disclosing party;

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ii.	that recipient can demonstrate by written records has become public knowledge other than through acts or omissions of recipient;

iii.	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; or

iv.	that recipient is required to disclose pursuant to by law or governmental rule, or regulation, including disclosures required under the California Public Records Act, provided however, that recipient provides reasonable prior written notice to the other party of the requirement to disclose.

E.	The Licensee or The Regents may use or disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental requirement or (ii) by law, provided that the recipient uses reasonable efforts to promptly notify the party owning the Proprietary Information of such required disclosure. If a third party inquires whether a license to the Patent Rights is available The Regents also may disclose the existence of this Agreement and the availability status of the Patent Rights, but The Regents will not disclose the name of the Licensee, unless Licensee has already made such disclosure publicly.

F.	Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party's Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

29. MISCELLANEOUS

A.	The headings of the several sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

B.	Any amendment or modification of this Agreement will be valid or binding upon the parties only when made in writing and signed on behalf of each party. This Agreement will be reviewed for further modifications on the first anniversary of the Effective Date, and at any later date agreed to by both parties.

C.	This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, whether oral or written, between the parties relating to the Patent Rights.

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D.	If any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

E.	No provisions of this Ageement arc intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies, or other benefits under, or by reason of, this Agreement.

F.	In performing their respective duties under this Agreement, each party will he operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

In witness whereof, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

OlFactor Laboratories, Inc.		The Regents of the University of California

Signature:	/s/ Amro Albanna	Signature:	/s/ Craig Sheward

Print Name: Amro Albanna		Print Name: Craig Sheward

Title: CEO		Title: Assistant Vice Chancellor

Date: 1-29-10		Date: 1/29/2010

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